Exhibit 4.39

THIS CONVERTIBLE PROMISSORY NOTE AND THE SECURITIES INTO WHICH IT MAY BE CONVERTED HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), OR ANY STATE SECURITIES LAWS.  ACCORDINGLY, NEITHER THIS CONVERTIBLE PROMISSORY NOTE NOR THE SECURITIES INTO WHICH IT MAY BE CONVERTED MAY BE OFFERED FOR SALE, SOLD OR TRANSFERRED IN THE ABSENCE OF REGISTRATION UNDER APPLICABLE FEDERAL AND STATE SECURITIES LAWS OR AN OPINION OF COUNSEL OF THE HOLDER REASONABLY SATISFACTORY TO THE BORROWER THAT SUCH REGISTRATION IS NOT REQUIRED.

EMMAUS LIFE SCIENCES, INC.

Convertible Promissory Note

Original Loan Issued Date: _______________

Principal Amount: Loan Date:

Currency:U.S. DollarsTerm:

Interest Rate:10% Per AnnumLoan Due Date:

Interest Payment Period:  Interest is payable upon Loan Due Date

Lender:

FOR VALUE RECEIVED, Emmaus Life Sciences, Inc., a Delaware corporation, located at 21250 Hawthorne Blvd., Suite 800, Torrance, CA  90503 (“Borrower”), hereby promises to pay to the order of Lender or other holder of this Note (each, a “Holder”) the Principal Amount in the stated Currency, together with accrued interest at the stated Interest Rate, under the following terms of this Convertible Promissory Note (“Note”).

1.Terms of Repayment (Balloon Payment): Unless previously converted as provided herein, the entire unpaid Principal Amount and all accrued and unpaid interest shall become immediately due and payable upon the stated Loan Due Date. Simple interest at the stated Interest Rate will accrue on the outstanding Principal Amount commencing on the stated Loan Date.

2.Prepayment: This Note may be prepaid in whole or in part at any time without premium or penalty. All prepayments shall first be applied to accrued and unpaid interest and then to the outstanding Principal Amount.

3.Place of Payment: All payments due under this Note shall be sent to the Lender’s address, as noted in Attachment 1 hereto, or at such other place as the Lender or other Holder may designate in writing in the future.

4.Conversion:

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(a)Mandatory Conversion:  Upon the qualification of Borrower common stock (“Common Stock”) for quotation on the OTC Market or trading on a national securities exchange (the “Qualification”), (i) the entire outstanding Principal Amount plus all accrued and unpaid interest of this Note shall automatically be converted into the number of shares of Common Stock determined by dividing (x) the outstanding Principal Amount of this Note by $4.50, subject to appropriate adjustment in the event of any stock split, stock dividend, recapitalization or similar change with respect to the Common Stock (as so adjusted, the “Conversion Price”). Within thirty (30) days of the Qualification, but not later than the Loan Due Date, any and all accrued and unpaid interest on the Note will be paid to the Holder in cash.

The Borrower shall notify the Holder not more than seven (7) days following the Qualification.  Thereafter, the Holder shall deliver this Note to the Borrower, and the Borrower shall issue and deliver to the Holder of this Note one or more stock certificates for the number of full shares of Common Stock issuable upon the conversion of this Note.  At the time of the Qualification, the Holder shall not have any rights under this Note (including the right to receive payment of the Principal Amount or accrued interest hereunder) other than those rights set forth in this Section 4.

(b)Conversion at the Election of the Holder:  At any time, or from time to time, on or prior to the Loan Due Date, unless this Note shall have previously been converted as provided in Section 4(a), the Holder may, by giving written Notice of Conversion to the Borrower in the form attached hereto as Exhibit A, elect to convert some or all of the outstanding Principal Amount of and accrued and unpaid interest on this Note into shares of Common Stock at the Conversion Price. Within two weeks following receipt of such Notice of Conversion, Borrower shall deliver to Lender one or more stock certificates representing the full number of shares of Common Stock issuable upon such conversion. Upon such conversion, the Principal Amount of any accrued and unpaid interest, as applicable, on this Note shall be reduced accordingly.  Upon partial conversion of this Note, a new convertible promissory note of like tenor shall, upon the Holder’s surrender and delivery to Borrower of this Note, be issued by Borrower to the Holder for the Principal Amount of this Note which shall not have been so converted.

(c)Fractional Shares:  No fractional shares or scrip shall be issued upon conversion of this Note.  The value, as determined in good faith by the Borrower, of any fractional share of Common Stock otherwise issuable upon conversion of this Note shall be paid to the Holder by the Borrower in cash concurrently with the Borrower’s delivery of the stock certificates as provided in Section 4(a).

(d)Redemption Right.  The Lender acknowledges and agrees that the shares of Common Stock issued upon conversion of this Note shall be redeemable by the Borrower in its discretion as provided in Exhibit B attached hereto.

5.Merger:  If the Borrower at any time shall consolidate with, merge into, or sell or convey all or substantially all its assets to, any other entity, this Note, as to the unpaid Principal Amount hereof and accrued interest hereon, shall thereafter be deemed to evidence the right to acquire upon conversion such number and kind of shares or other securities and property as would have been issuable or distributable on account of such consolidation, merger, sale or conveyance, with respect to the Common Stock issuable upon conversion of this Note immediately prior to such

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consolidation, merger, sale or conveyance. The foregoing provision shall similarly apply to successive transactions of a similar nature by any such successor or purchaser.  Without limiting the generality of the foregoing, the anti-dilution provisions of this Note shall apply to such securities of such successor or purchaser after any such consolidation, merger, sale or conveyance.

6.Default: In the event of default under this Note, the Borrower agrees to pay all costs and expenses incurred by the Holder, including all reasonable attorney fees as permitted by law, for the enforcement or collection of this Note.

7.Acceleration of Debt: If the Borrower (i) fails to make any payment due under the terms of this Note or seeks relief under the U.S. Bankruptcy Code, (ii) fails to deliver shares to the Holder as provided in Section 4 hereof, (iii) suffers an involuntary petition in bankruptcy or receivership that is not vacated within thirty (30) days, (iv) consents to the appointment of a receiver, trustee, assignee, liquidator or similar official or such appointment is not discharged or stayed within 30 days, (v) makes a general assignment for the benefit of its creditors or (vi) admits in writing that it is generally unable to pay its debts as they become due, the entire outstanding Principal Amount of any and all accrued and unpaid interest thereon shall be immediately due and payable to the Holder.

8.Modification: No modification or waiver of any of the terms of this Note shall be allowed unless by written agreement signed by the Borrower and the Lender. No waiver of any breach or default hereunder shall be deemed a waiver of any subsequent breach or default of the same or similar nature.

9.Complete Note: This Note, including the Exhibits hereto, is the complete and exclusive statement of agreement of the Borrower and Lender with respect to matters in this Note. This Note replaces and supersedes all prior written or oral agreements or statements by and among the Borrower and Lender with respect to the matters covered by it. No representation, statement, condition or warranty not contained in this Note is binding on either the Borrower or Lender. Each Holder of this Note, by its acceptance hereof, agrees to be bound by, and shall be entitled to the benefits of, the terms set forth herein.

10.Transfer of the Note:

(a)Subject to Section 9(b) hereof, this Note may be transferred, in whole or in part, at any time or from time to time, by the Lender or other Holder. If this Note is to be transferred, the Holder shall surrender this Note to the Borrower, together with such additional documentation as the Borrower may reasonably request, whereupon the Borrower will forthwith issue and deliver upon the order of the Holder’s transferee a new convertible promissory note of like tenor representing the outstanding Principal Amount being transferred and, if less than the entire outstanding Principal Amount is being transferred, a new convertible promissory note of like tenor to the Holder in the Principal Amount of this Note not being transferred. The person in whose name this Note or any new Note issued in replacement hereof shall be registered shall be deemed and treated as the owner and Holder thereof, and the Borrower shall not be affected by any notice or knowledge to the contrary.

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(b)Lender acknowledges and agrees that this Note has been acquired, and any shares issuable upon conversion of this Note will be acquired, for investment for the account of Lender only, and not with a view to resale or distribution and has not been, and will not be, registered under the securities laws of the United States of America or any state thereof.  Accordingly, neither this Convertible Promissory Note nor the securities into which it may be converted may be offered for sale, sold or transferred in the absence of registration under applicable federal and state securities laws or an opinion of counsel of the Holder reasonably satisfactory to the Borrower that such registration is not required.

11.Lost, Stolen or Mutilated Note:  Upon receipt by the Borrower of evidence reasonably satisfactory to the Borrower of the loss, theft, destruction or mutilation of this Note, and, in the case of loss, theft or destruction, of a written indemnification undertaking by the Holder to the Borrower in customary form and, in the case of mutilation, upon surrender and cancellation of this Note, the Borrower shall execute and deliver to the Holder a new convertible promissory note of like tenor representing the outstanding Principal Amount and accrued and unpaid interest thereon.

12.Remedies:  The remedies provided in this Note shall be cumulative and in addition to all other remedies available under this Note at law or in equity (including a decree of specific performance and/or other injunctive relief).

13.Severability of Provisions: If any portion of this Note is deemed unenforceable, all other provisions of this Note shall remain in full force and effect.

14.Choice of Law: All terms and conditions of this Note shall be interpreted under the laws of California, U.S.A., without regard to conflict-of-law principles.

Signed Under Penalty of Perjury, this _______ day of _____, ______

Emmaus Life Sciences, Inc.

By:

Name:

Title:

Acknowledged and accepted by Lender

_______________________________________

By:

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ATTACHMENT 1

Lender’s Name:

Lender’s Address:

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EXHIBIT A

NOTICE OF CONVERSION

(To be executed by the Lender in order to convert the Note)

TO: Emmaus Life Sciences, Inc.

The undersigned hereby irrevocably elects to convert $

of the principal amount of the Note issued to the Lender by Emmaus Life Sciences, Inc. (the “Company”) into shares of Common Stock of the Company according to the conditions stated therein, as of the Conversion Date written below.

Conversion Date:
Applicable Conversion Price:
Signature:
Name:
Address:
Amount to be converted:	$
Amount of Note unconverted:	$
Number of shares of Common Stock to be issued:
Please issue the shares of Common Stock in the following name and to the following address:
Address:
Address:
Phone Number:

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EXHIBIT B

Optional Redemption of Conversion Shares:  On and after the “Redemption Date” (as hereinafter defined), the Borrower shall have the option, upon the Lender’s request and not less than ten (10) days' written notice to the Holder, to redeem and repurchase, from funds legally available therefor at the time of such redemption, any or all of the shares of Common Stock issued upon conversion of the Convertible Promissory Note to which this Exhibit is attached (the "Note") at a cash price per share of $9.00, subject to appropriate adjustment in the event of any stock split, stock dividend, recapitalization or similar change with respect to the Common Stock (as so adjusted, the “Redemption Price”), unless prior to the Redemption Date the Common Stock shall have been listed for trading on the NYSE AMEX, the New York Stock Exchange, the NASDAQ Stock Market or other national securities exchange in the United States or elsewhere, or become eligible for quotation in the United States on the OTCQB or OTCQX.  The “Redemption Date” means with respect to any particular shares of Common Stock the date two years after the date of issuance of the original Convertible Note.

The Borrower's  redemption right set forth above shall terminate in the event the Borrower at any time shall consolidate with, merge into, or sell or convey all or substantially all its assets to, any other entity.

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[INFORMATION FOR PURPOSES OF FILING WITH THE SECURITIES AND EXCHANGE COMMISSION]

SCHEDULE A

NOTEHOLDERS

Lender	Annual Interest Rate	Date of loan	Term of Loan	Loan Due Date	Principal Loan Amount	Interest Payment Period	Conversion Price
Sin Kon Martin Tam	10.0%	11/15/2018	9 months	8/15/2019	$363,090	Paid upon loan due date	$4.50
Tak Shing Cheung	10.0%	11/15/2018	9 months	8/15/2019	$182,088	Paid upon loan due date	$4.50
Winnie Suihim Chan	10.0%	11/15/2018	9 months	8/15/2019	$122,399	Paid upon loan due date	$4.50
Lam Chu Yan	10.0%	11/15/2018	9 months	8/15/2019	$122,067	Paid upon loan due date	$4.50
Stanley Pei Luk	10.0%	11/15/2018	9 months	8/15/2019	$66,677	Paid upon loan due date	$4.50
Shiu Hin Yee	10.0%	11/15/2018	9 months	8/15/2019	$65,877	Paid upon loan due date	$4.50
Lai Sui Ping	10.0%	11/15/2018	9 months	8/15/2019	$61,012	Paid upon loan due date	$4.50
Alison Brown-Carvalho	10.0%	11/15/2018	1 year	11/15/2019	$36,680	Paid upon loan due date	$4.50
Woodchi Choy	10.0%	11/15/2018	9 months	8/15/2019	$30,263	Paid upon loan due date	$4.50
Anand Ambrose & Dilrukshie Cooray Cornelio	10.0%	11/15/2018	1 year	11/15/2019	$12,269	Paid upon loan due date	$4.50
Reshan Cooray	10.0%	11/15/2018	1 year	11/15/2019	$12,269	Paid upon loan due date	$4.50
Roy & Valerie Cooray	10.0%	11/15/2018	1 year	11/15/2019	$12,269	Paid upon loan due date	$4.50
Fun Hing Chan	10.0%	11/16/2018	9 months	8/16/2019	$31,157	Paid upon loan due date	$4.50
Alexander Chi Hung Hioe	10.0%	11/21/2018	9 months	8/21/2019	$77,682	Paid upon loan due date	$4.50
Kam Sang Marianne Young	10.0%	11/25/2018	9 months	8/25/2019	$36,300	Paid upon loan due date	$4.50
Tseung Ming Joey Cheung	10.0%	11/25/2018	9 months	8/25/2019	$16,335	Paid upon loan due date	$4.50
Kar Man Cheung	10.0%	11/29/2019	9 months	8/29/2019	$10,890	Paid upon loan due date	$4.50
William Wai-Lit Lee & Susan Lee	10.0%	12/2/2018	9 months	9/2/2019	$24,200	Paid upon loan due date	$4.50

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